EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-95205, No. 333-120432, and No. 333-120433 on Form S-8 of our report dated March 15, 2013, relating to the consolidated balance sheets of Crexendo, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations,  stockholders' equity, and cash flows for each of the two years ended December 31, 2012, and financial statement schedule for the years ended December 31, 2012 and  2011 appearing in this Annual Report on Form 10-K of Crexendo Inc. and subsidiaries for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
March 15, 2013